EXHIBIT 99.1

MARTEN TRANSPORT, LTD. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS, FILING OF REGISTRATION STATEMENT, AND FILING OF A PROXY STATEMENT FOR SPECIAL STOCKHOLDERS’ MEETING

MONDOVI, Wis., July 25, 2003/PR Newswire/ – Marten Transport, Ltd. (Nasdaq/NMS:MRTN) announced today its financial results for the quarter and six months ended June 30, 2003, as well as the filing of a registration statement and the filing of a proxy statement for a special stockholders’ meeting.

For the quarter ended June 30, 2003, operating revenue increased 13.7%, to $84.2 million from $74.0 million for the same quarter of 2002. For the six months ended June 30, 2003, operating revenue increased 15.1%, to $163.5 million from $142.0 million for the same period of 2002. Operating revenue included fuel surcharges of $3.7 million and $7.9 million for the quarter and six months ended June 30, 2003, compared with $1.2 million and $1.4 million for the quarter and six months ended June 30, 2002. Excluding fuel surcharge revenue, the increase in revenue was 10.6% for the quarter and 10.7% for the six months. The Company measures revenue, before fuel surcharges, or “freight revenue,” in addition to operating revenue, because management believes removing this sometimes volatile source of revenue affords a more consistent basis for comparing results of operations from period to period.

For the quarter ended June 30, 2003, net income increased 24.5%, to $3.5 million from $2.8 million for the same quarter of 2002. For the six months ended June 30, 2003, net income increased 39.8%, to $4.9 million from $3.5 million for the same period of 2002.

For the quarter ended June 30, 2003, net income per diluted share increased 20%, to $0.53 from $0.44 for the same quarter of 2002. For the six months ended June 30, 2003, net income per diluted share increased 39%, to $0.75 from $0.54 for the same period of 2002. Diluted earnings per share give retroactive effect in all periods to the Company’s three-for-two stock split effected in the form of a 50% stock dividend paid on July 24, 2003.

Chairman and President Randolph L. Marten stated, “Marten’s financial results improved during the second quarter as a result of stronger shipping demand, disciplined execution by our operations personnel, and continued cost control efforts. Average operating revenue per tractor per week increased to $3,004 from $2,913 in the second quarter of 2002. Average freight revenue per tractor per week increased to $2,872 from $2,864 in the second quarter of 2002. Our operating ratio (operating expenses as a percentage of operating revenue) improved to 92.8% for the quarter compared with 93.0% for the same quarter last year. Excluding fuel surcharges from both revenue and fuel expense, our operating ratio would have been 92.5% in the 2003 quarter and 92.9% in the 2002 quarter.”

In other news, the Company announced that it filed today a registration statement on Form S-2 with the Securities and Exchange Commission. The registration statement covers the offer of up to 3,000,000 shares of the Company’s common stock, plus an additional 450,000 shares subject to an over-allotment option in favor of the underwriters. Of the shares covered by the filing, it is anticipated that 2,475,000 shares will be offered by the Company and 525,000 shares will be offered by the selling stockholders, including 375,000 shares by Chairman and President Randolph L. Marten. It is anticipated that the over-allotment option, if exercised by the underwriters, will be sold equally by the Company and the selling stockholders.

A registration statement relating to the securities has been filed with the Securities and Exchange Commission, but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. When available, copies of the preliminary prospectus relating to the offering may be obtained from the offices of Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201.

The Company also announced that it has filed a proxy statement with the Securities and Exchange Commission on Schedule 14A for a special meeting of stockholders that is scheduled for August 11, 2003. The sole purpose of the meeting is to approve an Amended and Restated Certificate of Incorporation that: creates a new class of capital stock designated as preferred stock; increases the aggregate number of shares of capital stock the Company has the authority to issue from 10,000,000 shares consisting solely of common stock to 25,000,000 shares, consisting of 23,000,000 shares of common stock, $.01 par value, and 2,000,000 shares of undesignated preferred stock, $.01 par value; and gives the Company’s board of directors the power to designate and create one or more series of preferred stock out of such authorized preferred stock.

The Company will host a conference call on Monday, July 28, at 3:30 p.m. Central Time. The public will be able to listen and participate in the conference telephonically by dialing 877-576-2752 and entering the following code: 1962428. For additional information on accessing the call and for statistical and financial information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.marten.com.

Marten Transport, Ltd. is one of the leading temperature-sensitive truckload carriers in the United States. The Company specializes in transporting food and other consumer packaged goods that require a temperature-sensitive or insulated environment. Marten offers nationwide service, concentrating on expedited movements for high-volume customers. The Company’s common stock is traded on the Nasdaq National Market under the symbol MRTN.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that constitute forward-looking statements are usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” or similar expressions. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant assumptions, risks, and uncertainties. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers’ business cycles; a decrease in shipping activity with the Company by one or more major customers; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; volatility in the resale value of the Company’s used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; the frequency and severity of accidents and increases in insurance premiums and deductible amounts relating to accident, cargo, workers’ compensation, health, and other claims; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency. Readers should review and consider the various disclosures made by the Company in its press releases, stockholder reports, and public filings, as well as the factors explained in greater detail in the Company’s annual report on Form 10-K.

CONTACT: Tom Langenfeld of BlueFire Partners for Marten Transport, Ltd., 612-344-1038, or Randy Marten, President of Marten Transport, Ltd., 715-926-4216

MARTEN TRANSPORT, LTD.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

(In thousands, except per share information)
OPERATING REVENUE	$84,206	$74,031	$163,527	$142,029

OPERATING EXPENSES (INCOME):
Salaries, wages and benefits	25,278	22,228	48,958	44,670
Purchased transportation	18,053	17,169	35,817	32,248
Fuel and fuel taxes	13,379	10,054	27,719	19,837
Supplies and maintenance	6,147	5,571	12,089	10,508
Depreciation	7,435	6,796	14,724	13,658
Operating taxes and licenses	1,372	1,212	2,771	2,416
Insurance and claims	3,723	3,337	7,418	6,787
Communications and utilities	793	751	1,594	1,462
Gain on disposition of revenue equipment	(69)	(15)	(156)	(73)
Other	2,052	1,759	3,894	3,511

Total operating expenses	78,163	68,862	154,828	135,024

OPERATING INCOME	6,043	5,169	8,699	7,005
OTHER EXPENSES (INCOME):
Interest expense	752	888	1,532	1,840
Interest income	(414)	(301)	(791)	(528)

INCOME BEFORE INCOME TAXES	5,705	4,582	7,958	5,693
PROVISION FOR INCOME TAXES	2,168	1,741	3,024	2,163

NET INCOME	$3,537	$2,841	$4,934	$3,530

BASIC EARNINGS PER COMMON SHARE(1)	$0.55	$0.45	$0.77	$0.56

DILUTED EARNINGS PER COMMON SHARE(1)	$0.53	$0.44	$0.75	$0.54

(1)	Basic and diluted earnings per share reflect the Company’s three-for-two stock split effected in the form of a 50% stock dividend paid on July 24, 2003.

MARTEN TRANSPORT, LTD.

CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2003	2002

(In thousands, except share and per share information)
ASSETS
Current assets:
Receivables:
Trade, net	$32,469	$30,627
Other	4,947	6,561
Prepaid expenses and other	7,265	7,832
Deferred income taxes	4,434	4,311

Total current assets	49,115	49,331

Property and equipment:
Revenue equipment, buildings and land, office equipment, and other	257,634	248,831
Accumulated depreciation	(98,228)	(89,003)

Net property and equipment	159,406	159,828
Other assets	5,527	6,859

TOTAL ASSETS	$214,048	$216,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$624	$130
Accounts payable and accrued liabilities	16,699	15,544
Insurance and claims accruals	13,207	12,915
Current maturities of long-term debt	5,000	3,571

Total current liabilities	35,530	32,160
Long-term debt, less current maturities	45,829	60,058
Deferred income taxes	47,783	44,580

Total liabilities	129,142	136,798

Stockholders’ equity:
Common stock, $.01 par value per share, 10,000,000 shares authorized, 6,433,342 and 6,362,992 shares issued and outstanding(1)	64	63
Additional paid-in capital	11,573	10,822
Retained earnings	73,269	68,335

Total stockholders’ equity	84,906	79,220

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$214,048	$216,018

(1)	Shares outstanding reflect the Company’s three-for-two stock split effected in the form of a 50% stock dividend paid on July 24, 2003.

MARTEN TRANSPORT, LTD.

OPERATING STATISTICS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

Operating Statistics:
For period:
Average operating revenue per total mile	$1.27	$1.23	$1.27	$1.22
Average freight revenue per total mile (1)	$1.22	$1.21	$1.21	$1.21
Average miles per tractor (2)	30,733	30,668	59,554	59,878
Average operating revenue per tractor per week (2)	$3,004	$2,913	$2,936	$2,822
Average freight revenue per tractor per week (1)(2)	$2,872	$2,864	$2,794	$2,793
Average miles per trip	1,004	956	1,000	963
Non-revenue miles percentage (3)	6.3%	6.5%	6.6%	6.7%
At June 30, 2002, and June 30, 2003:
Total tractors (2)	2,153	1,969
Average age of company tractors (in years)	2.1	2.0
Total trailers	2,821	2,713
Average age of company trailers (in years)	3.9	3.8
Ratio of trailers to tractors (2)	1.3	1.4
Ratio of tractors to non-driver personnel (2)	5.4	5.4

	Three Months		Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

(In thousands)
Net Cash Provided by Operating Activities	$14,349	$12,058	$24,368	$16,779
Net Cash Used for Investing Activities	5,193	3,772	12,814	6,349

(1)	Excludes fuel surcharge revenue.

(2)	Includes tractors driven by both company-employed drivers and independent contractors. Independent contractors provided 601 and 599 tractors as of June 30, 2003, and 2002, respectively.

(3)	Represents the percentage of miles for which the Company is not compensated.